                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the registrant  [X]

Filed by a party other than the registrant  [ ]

Check the appropriate box:
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[X]  Definitive proxy statement
[ ]  Definitive additional materials

[ ]  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
[ ]  Confidential, For Use of the Commission Only
                                                 (as permitted by Rule 14
     a-6(e)(2))

                                    KEYCORP
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                    KEYCORP
                   (NAME OF PERSON(S) FILING PROXY STATEMENT)

Payment of filing fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:
       Not Applicable

(2) Aggregate number of securities to which transaction applies:
       Not Applicable

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
       Not Applicable

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[ ]  Fee paid previously with preliminary materials

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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(4) Date filed:
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

                                  KeyCorp Logo

                               127 PUBLIC SQUARE
                             CLEVELAND, OHIO 44114

                                                                  April 15, 1999

DEAR SHAREHOLDER:

     You are cordially invited to attend the 1999 Annual Meeting of Shareholders of KeyCorp which will be held at The Forum Conference Center, One Cleveland Center, 1375 East 9th Street, Cleveland, Ohio 44114, on Thursday, May 20, 1999, at 8:30 a.m., local time.

     All holders of record of KeyCorp Common Shares as of March 22, 1999, are entitled to vote at the 1999 Annual Meeting.

     As described in the accompanying Notice and Proxy Statement, you will be asked to elect six directors for three-year terms expiring in 2002, to consider a proposal submitted by a KeyCorp shareholder and to ratify the appointment of Ernst & Young LLP as independent auditors for 1999.

     KeyCorp's Annual Report for the year ended December 31, 1998, was mailed to all shareholders of record as of March 22, 1999.

     Your proxy card is enclosed. Please indicate your voting instructions and sign, date, and mail this proxy card promptly in the return envelope.

                                             Sincerely,
                                             /s/ Robert W. Gillespie
                                             ROBERT W. GILLESPIE
                                               Chairman of the Board
                                               and Chief Executive Officer

                                  KeyCorp Logo

                               127 PUBLIC SQUARE
                             CLEVELAND, OHIO 44114

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                  MAY 20, 1999

     The 1999 Annual Meeting of Shareholders of KeyCorp will be held at The Forum Conference Center, One Cleveland Center, 1375 East 9th Street, Cleveland, Ohio 44114, on Thursday, May 20, 1999, at 8:30 a.m., local time, for the following purposes:

          1. To elect six directors to serve for terms expiring in 2002;

          2. To consider and act upon a shareholder proposal requesting necessary steps to cause annual election of all directors;

          3. To ratify the appointment by the Board of Directors of Ernst & Young LLP as independent auditors for KeyCorp for the fiscal year ending December 31, 1999; and

          4. To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

     Only holders of KeyCorp Common Shares of record as of the close of business on March 22, 1999, have the right to receive notice of and to vote at the Annual Meeting and any postponement or adjournment thereof.
                                             By Order of the Board of Directors
                                             /s/ Thomas C. Stevens
                                             THOMAS C. STEVENS
                                               Secretary
April 15, 1999
                            ------------------------

     YOUR VOTE IS IMPORTANT. PLEASE COMPLETE, DATE, SIGN, AND MAIL THE ENCLOSED PROXY CARD AT YOUR EARLIEST CONVENIENCE. PLEASE USE THE RETURN ENVELOPE ENCLOSED WITH THE PROXY CARD FOR THAT PURPOSE.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
NOTICE OF ANNUAL MEETING
PROXY STATEMENT.............................................    1
ISSUE ONE -- Election of Directors..........................    1
  Nominees for Terms Expiring in 2002.......................    2
  Continuing Directors Whose Terms Expire in 2000...........    4
  Continuing Directors Whose Terms Expire in 2001...........    6
  The Board of Directors and Its Committees.................    8
ISSUE TWO -- Shareholder Proposal Requesting Necessary Steps
  to Cause Annual Election of All Directors.................   11
ISSUE THREE -- Independent Auditors.........................   12
Executive Officers..........................................   13
Compensation of Executive Officers..........................   15
Section 16(a) Beneficial Ownership Reporting Compliance.....   19
Employment and Change of Control Agreements.................   20
Compensation and Organization Committee Report on Executive
  Compensation..............................................   25
Compensation Committee Interlocks and Insider
  Participation.............................................   30
KeyCorp Stock Price Performance.............................   31
Share Ownership and Phantom Stock Units.....................   32
Shareholder Proposals for the Year 2000.....................   33
General.....................................................   34

                                  KeyCorp Logo

                               127 PUBLIC SQUARE
                             CLEVELAND, OHIO 44114

                                PROXY STATEMENT

     This Proxy Statement is furnished commencing on or about April 15, 1999, in connection with the solicitation on behalf of the Board of Directors of KeyCorp of proxies to be voted at the 1999 Annual Meeting of Shareholders on May 20, 1999, and at all postponements and adjournments thereof. All holders of record of KeyCorp Common Shares at the close of business on March 22, 1999, are entitled to vote. On that date there were 449,100,359 KeyCorp Common Shares outstanding and entitled to vote at the meeting, and each such share is entitled to one vote on each matter to be considered. At the meeting, a majority of the outstanding KeyCorp Common Shares shall constitute a quorum.

                                   ISSUE ONE

                             ELECTION OF DIRECTORS

     In accordance with KeyCorp's Regulations, the Board of Directors of KeyCorp (also sometimes referred to herein as the "Board") has established the size of the Board at 18 members, divided into three classes of six members each. The terms of these classes as of the 1999 Annual Meeting will expire in 2000, 2001, and 2002, respectively. Six nominees for directors for terms expiring in 2002 are listed below. All properly executed and returned proxy cards will be voted for these nominees unless contrary specifications are properly made in writing directly on the proxy card in the space indicated for that purpose, in which case the proxy will be voted or withheld in accordance with such specifications. All nominees other than Mr. Sanford are current members of the Board. Should any nominee become unable to accept nomination or election, the proxy cards will be voted for the election of such person, if any, as shall be recommended by the Board or for holding a vacancy to be filled by the Board at a later date. The Board has no reason to believe that the persons listed as nominees will be unable to serve. At the election of directors, the properly nominated candidates receiving the greatest number of votes shall be elected.

     Pursuant to rules promulgated under the Securities Exchange Act of 1934 (the "Exchange Act"), the following information lists, as of January 15, 1999, as to nominees for director and directors whose terms of office will continue after the 1999 Annual Meeting, the principal occupation or employment, age, the year in which each first became a director of KeyCorp, and directorships in registered investment companies or companies having securities which are registered pursuant to, or which are subject to certain provisions of, the Exchange Act. KeyCorp was formed as a result of the merger on March 1, 1994 (the "Merger") of the former KeyCorp, a New York corporation ("Old Key"), into Society Corporation, an Ohio corporation ("Society"), whereupon Society changed its name to KeyCorp. In the case of nominees or continuing directors who were directors of Old Key, the year in which such individual became a director of Old Key is also included in the following information. Except as otherwise indicated, each nominee or continuing director has had the same principal occupation or employment during the past five years.

                      NOMINEES FOR TERMS EXPIRING IN 2002


                           ALBERT C. BERSTICKER
                                Since 1999, Chairman of the Board, Ferro Corporation
 ALBERT C. BERSTICKER           (industrial specialty chemicals) (announced retirement
         PHOTO                  effective April 23, 1999). Previously, Chairman and
                                Chief Executive Officer, Ferro Corporation. Age 64.
                                KeyCorp director since 1991. Director, Ferro
                                Corporation, Brush Wellman, Inc. and Oglebay Norton
                                Company.

                           EDWARD P. CAMPBELL
                                Since 1997, President and Chief Executive Officer,
  EDWARD P. CAMPBELL            Nordson Corporation (capital equipment). Previously,
         PHOTO                  President and Chief Operating Officer (1996-1997),
                                Nordson Corporation; Executive Vice President and Chief
                                Operating Officer, Nordson Corporation. Age 49. KeyCorp
                                director since 1999. Director, Nordson Corporation.

                           KENNETH M. CURTIS
                                Senior Member, Curtis, Thaxter, Stevens, Broder &
KENNETH M. CURTIS PHOTO         Micoleau LLC (law firm). Previously, President, Maine
                                Maritime Academy (ocean-oriented college). Age 67.
                                KeyCorp director since 1994 (Old Key director since
                                1993). Director, Bowater Incorporated.

                           CHARLES R. HOGAN
                                Co-Owner and Chief Executive Officer, C.R.H.
CHARLES R. HOGAN PHOTO          Investments, Inc. (shopping center and real estate
                                development). Age 61. KeyCorp director since 1994 (Old
                                Key director since 1993).

                           BILL R. SANFORD
                                Chairman, President, and Chief Executive Officer of
 BILL R. SANFORD PHOTO          STERIS Corporation (infection prevention and surgical
                                support products). Age 56. Director, STERIS
                                Corporation.

                           DENNIS W. SULLIVAN
                                Executive Vice President, Parker-Hannifin Corporation
  DENNIS W. SULLIVAN            (industrial and aerospace motion control components and
         PHOTO                  systems). Age 60. KeyCorp director since 1993.
                                Director, Parker-Hannifin Corporation and Ferro
                                Corporation.

                CONTINUING DIRECTORS WHOSE TERMS EXPIRE IN 2000

                           WILLIAM G. BARES
                                Since 1996, Chairman, President and Chief Executive
WILLIAM G. BARES PHOTO          Officer, The Lubrizol Corporation (chemicals for use in
                                lubricants and fuels). Previously, President and Chief
                                Executive Officer (1996), The Lubrizol Corporation;
                                President and Chief Operating Officer, The Lubrizol
                                Corporation. Age 57. KeyCorp director since 1987.
                                Director, The Lubrizol Corporation, Applied Industrial
                                Technologies (Bearings), Inc., and Oglebay Norton
                                Company.

                           DR. CAROL A. CARTWRIGHT
                                President, Kent State University (state university).
  CAROL A. CARTWRIGHT           Age 57. KeyCorp Director since 1997. Director,
         PHOTO                  FirstEnergy Corp. and M.A. Hanna Company.

                           ROBERT W. GILLESPIE
                                Since 1997, Chairman and Chief Executive Officer,
  ROBERT W. GILLESPIE           KeyCorp. Previously, Chairman, President and Chief
         PHOTO                  Executive Officer (1996-1997), KeyCorp; President and
                                Chief Executive Officer (1995-1996), KeyCorp; President
                                and Chief Operating Officer, KeyCorp. Age 54. KeyCorp
                                director since 1982.

                           HENRY S. HEMINGWAY
                                President, Hemingway Enterprises, Inc. (holding
  HENRY S. HEMINGWAY            company); President, Town & Country Life Insurance
         PHOTO                  Company, a subsidiary of Hemingway Enterprises, Inc.
                                Age 46. KeyCorp director since 1994 (Old Key director
                                since 1987).

                           STEVEN A. MINTER
                                Executive Director and President, The Cleveland
STEVEN A. MINTER PHOTO          Foundation (philanthropic foundation). Age 60. KeyCorp
                                director since 1987. Director, Consolidated Natural Gas
                                Company, Goodyear Tire and Rubber Company, and
                                Rubbermaid, Inc.

                           RONALD B. STAFFORD
                                Senior Member, Stafford, Trombley, Purcell, Owens &
  RONALD B. STAFFORD            Curtin, P. C. (law firm); Member of the New York State
         PHOTO                  Senate since 1966. Age 63. KeyCorp director since 1994
                                (Old Key director since 1983).

                CONTINUING DIRECTORS WHOSE TERMS EXPIRE IN 2001

                           CECIL D. ANDRUS
                                Since 1995, Chairman, Andrus Center for Public
 CECIL D. ANDRUS PHOTO          Policy-Boise State University (non-profit educational
                                center). Previously, Governor, State of Idaho. Age 67.
                                KeyCorp director since 1996. Director, Albertson's,
                                Inc. and Coeur d'Alene Mines Corp.

                           THOMAS A. COMMES
                                President and Chief Operating Officer, The
THOMAS A. COMMES PHOTO          Sherwin-Williams Company (paints and painting supplies
                                manufacture and distribution) (announced retirement
                                effective March 16, 1999). Age 56. KeyCorp director
                                since 1987. Director, The Sherwin-Williams Company.

                           STEPHEN R. HARDIS
                                Since 1995, Chairman and Chief Executive Officer, Eaton
STEPHEN R. HARDIS PHOTO         Corporation (diversified manufacturing company).
                                Previously, Vice Chairman and Chief Financial and
                                Administrative Officer, Eaton Corporation. Age 63.
                                KeyCorp director since 1985. Director, Eaton
                                Corporation, Lexmark International, Inc., Nordson Cor-
                                poration, and Progressive Corporation.

                           DOUGLAS J. MCGREGOR
                                Since 1999, Principal, C.A.M. Investments (financial
  DOUGLAS J. McGREGOR           investor) and, since 1998, Retired Chairman and Chief
         PHOTO                  Executive Officer, M.A. Hanna Company (specialty
                                chemicals). Previously, Chairman and Chief Executive
                                Officer (1997-1998), M.A. Hanna Company; President and
                                Chief Operating Officer, M.A. Hanna Company. Age 58.
                                KeyCorp Director since 1995. Director, Vulcan Materials
                                Company.

                           HENRY L. MEYER III
                                Since 1997, President and Chief Operating Officer,
  HENRY L. MEYER III            KeyCorp. Previously, Vice Chairman of the Board and
         PHOTO                  Chief Operating Officer (1996-1997), KeyCorp; Senior
                                Executive Vice President and Chief Operating Officer
                                (1995-1996), KeyCorp; Senior Executive Vice President
                                and Chief Banking Officer, KeyCorp. Age 49. KeyCorp
                                director since 1996. Director, Lincoln Electric
                                Holdings, Inc.

                           PETER G. TEN EYCK, II
                                President, Indian Ladder Farms (commercial orchard).
 PETER G. TEN EYCK, II          Age 60. KeyCorp director since 1994 (Old Key director
         PHOTO                  since 1979).

     Messrs. Curtis and Stafford, directors of KeyCorp, are members of law firms that KeyCorp utilizes for legal services. Some of KeyCorp's executive officers and directors were customers of one or more of KeyCorp's subsidiary banks or other subsidiaries during 1998 and had transactions with such banks in the ordinary course of business. In addition, some of the directors are officers of, or have a relationship with, corporations or are members of partnerships which were customers of such banks during 1998 and had transactions with such banks in the ordinary course of business. All loans included in such transactions were made on substantially the same terms, including rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than normal risks of collectibility or present other unfavorable features. Similar transactions continue to be effected during 1999.

                   THE BOARD OF DIRECTORS AND ITS COMMITTEES*

     Board of Directors. During the year ended December 31, 1998, there were six meetings of KeyCorp's Board of Directors. Each continuing member of KeyCorp's Board attended at least 75% of the aggregate of the meetings held by KeyCorp's Board of Directors and the meetings held by the committees of the Board on which such member served during 1998.

     KeyCorp's Board of Directors currently exercises certain of its powers through its Audit, Compensation and Organization, Executive and Finance Committees.

     Audit Committee. Messrs. Bares (Chair), Hemingway, Hogan, Minter, Pogue, Stafford, Sullivan, and Ten Eyck are the current members of KeyCorp's Audit Committee. The functions of this Committee include review of the adequacy of internal administrative, operating, and accounting policies and controls of KeyCorp and its affiliates, review of the financial information provided to shareholders and regulatory authorities, recommendation of the appointment of KeyCorp's independent auditors, review of services and fees of the independent public accountants, review with KeyCorp's management and its independent public accountants the basis for annual reports, as required by the Federal Deposit Insurance Corporation Improvement Act of 1991, review of KeyCorp's credit review activities as they relate to examinations for compliance with credit and related policies, review of the examinations of KeyCorp and its affiliates conducted by federal and state regulatory and supervisory authorities, service as the audit committee of KeyCorp's banking subsidiaries, review of the audit plans of the internal audit and credit review staff and of the independent auditors and the results and effectiveness of their audits, and supervision and direction of any special projects or investigations considered necessary. KeyCorp's Audit Committee met six times in 1998.

     Compensation and Organization Committee. Messrs. Bersticker, Commes, Curtis, Hardis (Chair) and McGregor are the current members of KeyCorp's Compensation and Organization Committee. The functions of this Committee include oversight of board and corporate governance issues, review and approval of KeyCorp's salary administration programs, determination of the compensation and terms of employment of senior management, determination of participants and awards under executive incentive compensation plans and supplemental compensation plans, approval of (or amendments to) employee and officer retirement, compensation and benefit plans, review and recommendation of director compensation plans, review of organization structure and staffing, and review of management structure, development, and succession planning. KeyCorp's Compensation and Organization Committee met ten times in 1998.

     The Compensation and Organization Committee identifies and reviews the qualifications of prospective directors and recommends candidates for election as directors. Nominations for the election of directors by KeyCorp's Board of Directors may only be made by the affirmative vote of a majority of the directors then in office. The Committee will consider shareholder suggestions concerning qualified candidates for election as directors that are forwarded to such Committee. Any shareholder recommendation for a director nominee should contain background information concerning the recommended nominee, including,
(a) the name, age, business, and residence address of such person; (b) the principal occupation or employment of such person for the last five years; (c) the class and number of shares of capital stock of KeyCorp that are beneficially owned by such person; (d) all positions of such person as a director, officer, partner, employee, or controlling

---------------

* Messrs. Dimmer, Moore, and Pogue are retiring as directors as of the Annual Meeting. They are, however, included in the description of KeyCorp's current Board of Directors and its committees.

shareholder of any corporation or other business entity; (e) any prior position as a director, officer, or employee of a depository institution or any company controlling a depository institution; and (f) a statement of whether such individual would be willing to serve if nominated or elected. Any shareholder recommendation should also include, as to the shareholder giving the written notice, (a) a representation that the shareholder is a holder of record of shares of KeyCorp entitled to vote at such meeting and (b) a description of all arrangements or understandings between the shareholder and such recommended person and any other person or persons (naming such person or persons).

     Executive Committee. Messrs. Bares, Curtis, Gillespie (Chair), Hardis, Meyer, Moore, and Pogue are the current members of KeyCorp's Executive Committee. The functions of the Executive Committee are to exercise the authority of the Board of Directors, to the extent permitted by law, on any matter requiring Board or Board committee action between Board or Board committee meetings. KeyCorp's Executive Committee met one time in 1998.

     Finance Committee. Dr. Cartwright and Messrs. Andrus, Campbell, Dimmer, Meyer, and Moore (Chair) are the current members of KeyCorp's Finance Committee. The functions of the Finance Committee include the review and oversight of KeyCorp's capital structure and capital management strategies, the exercise of the authority of the Board of Directors in connection with the authorization, sale and issuance by KeyCorp of debt and equity securities, the making of recommendations to the Board of Directors with respect to KeyCorp's dividend policy, the review and oversight of KeyCorp's asset/liability management policies and strategies, the review and oversight of compliance with regulatory capital requirements of KeyCorp and its bank subsidiaries, and the review and oversight of KeyCorp's capital expenditure process. The Finance Committee met six times in 1998.

     Director Compensation. Directors (other than Messrs. Gillespie and Meyer who receive no director fees) receive fees consisting of a $27,000 annual retainer, payable in quarterly installments, and $1,500 for attendance at each Board or committee meeting. Outside directors who serve as committee chairpersons receive additional compensation of $2,500 per quarter.

     Under KeyCorp's Directors' Stock Option Plan (the "Directors' Plan"), each of the non-employee directors is automatically granted, on an annual basis, options to purchase KeyCorp Common Shares. The option awarded to each director in 1998 covered 5,500 KeyCorp Common Shares (adjusted to reflect the two-for-one split of KeyCorp Common Shares, effective March 6, 1998). The annual option grant to each director has a value (determined on a formula basis) on the grant date equal to 2.75 times the annual cash retainer payable to a director. Messrs. Gillespie and Meyer were not eligible to participate in the Directors' Plan during 1998 because they were employees of KeyCorp. All options granted under the Directors' Plan are non-qualified stock options. Options generally expire ten years after grant. The purchase price of the option shares is equal to their fair market value on the date of grant and may be paid in cash or by the surrender of previously acquired KeyCorp Common Shares.

     Under the KeyCorp Director Deferred Compensation Plan, directors are given the opportunity to defer payment of cash director fees for future distribution. All such deferred payments are invested in either an interest bearing account (at an interest rate equal to 1/2% higher than the effective annual yield of the Moody's Average Corporate Bond Yield Index) or a KeyCorp Common Shares account (in which the directors' deferred compensation is invested on a bookkeeping basis in "phantom" KeyCorp Common Shares which are accrued quarterly but cannot be voted or transferred during the deferral period). Distributions to the directors under the Director Deferred Compensation Plan in respect to the interest bearing account are in the form of cash and under the Common Shares account are in the form of KeyCorp Common Shares.

     Corporate Governance Practices. The Board of Directors has established and follows a corporate governance program and has assigned the Compensation and Organization Committee responsibility for the program. Following are examples of the Corporation's corporate governance practices. The Board conducts a biannual self-assessment process under the auspices of the Compensation and Organization Committee through self-assessment questionnaires to all Board members. The results of the director self-assessment questionnaires are reviewed by the Board and changes in the Corporation's corporate governance process are based on the results of the Board's review and analysis of the self-assessment questionnaires. The Board has adopted the guideline that not more than three directors will be "inside" directors (i.e. directors who are at the time also officers of the Corporation). The Board has also adopted a definition of "Independent Director" and determined that at least two-thirds of the Corporation's directors and, effective with the 1999 organizational meeting of the Board, all members of the Board committees performing the audit, compensation, and nominating functions must meet this definition. In addition to defining "Independent Director" and adopting requirements based on this definition, the Board has established maximum fees for a director or firm affiliated with a director performing legal, consulting, or advisory services for the Corporation. The Board has adopted a retirement policy whereby an incumbent director is not eligible to stand for election as a director upon reaching age 70. The Board has determined that approximately 50% (in value) of the Board's compensation should be equity based compensation (presently in the form of stock options) in order to more closely align the economic interests of directors and shareholders. The Board, either directly or through its committees, is actively involved in the evaluation of the performance of the Chief Executive Officer and the senior management team, management succession planning, the establishment of and changes in the committee structure and the mission and functions of the various committees, and the agendas for Board and committee meetings.

                                   ISSUE TWO

            SHAREHOLDER PROPOSAL REQUESTING NECESSARY STEPS TO CAUSE
                        ANNUAL ELECTION OF ALL DIRECTORS

     The following proposal was submitted for inclusion in this Proxy Statement by Mr. Gerald R. Armstrong, 910 Fifteenth Street, #754, Denver, Colorado 80202-2924. Mr. Armstrong owns 20,080 KeyCorp Common Shares.

          Shareholder Proposal. "Resolved: That the shareholders of KeyCorp, assembled in person and by proxy in an annual meeting, request that the Board of Directors take those steps necessary to cause annual elections for all directors by providing that at future elections in annual meetings, all directors be elected annually and not by classes as is now provided and that on the expiration of the present terms their subsequent election shall be on an annual basis."

          Supporting Statement. Last year 124,837,512 shares, or 37.3% of the shares represented in the annual meeting voted in favor of this proposal.

          As earnings expectations of shareholders and professional investors are not being met and directors continue to sell more shares than they purchase, the proponent believes greater accountability is needed.

          Anti-takeover provisions are present which negate any need for three year terms for directors.

          Ameritech, Time-Warner, Lockheed-Martin, Campbell Soups, Atlantic Richfield, Pacific Enterprise, Westinghouse, and other corporations have replaced three year terms with the annual election of all directors.

          Occidental Petroleum Corporation stated in its 1997 proxy statement in support of replacing three year terms with one year terms for its directors:

          "the current Board of Directors. . . .does recognize that under current views of corporate governance a classified board is believed to offer less protection against unfriendly takeover attempts than previously assumed while frustrating stockholders in their exercise of oversight of the board. The Board of Directors believes that the best interests of the stockholders are not currently served by maintaining a classified board. . . ."

          These actions have increased shareholder voting rights by 300% -- and, at no cost to the shareholders.

          The proponent believes the current system produces only a facade of continuity which should be displaced; and accountability and performance be substituted as the basis for re-election to our board of directors.

          At KeyCorp, this procedure will allow shareholders an opportunity to register annually their reviews of the performance of the board collectively and of each director, individually. Concern that annual elections of all directors would leave KeyCorp without experienced directors is unfounded.

          If you agree, please vote FOR this proposal. If your proxy card is unmarked on this issue, your shares will be automatically voted "AGAINST" this proposal.

     Board of Directors Recommendation and Statement. THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS.

     KeyCorp's Board of Directors is divided into three classes of directors, each of which serves for staggered three year terms. These staggered terms are an effort to balance two very important concerns, those being the need for shareholders to express their opinion about the Board's performance each year and the need for KeyCorp's directors to focus on KeyCorp's long-term success.

     The Board believes that KeyCorp's success in producing long-term shareholder value requires long-term strategic planning, capital commitments and careful and consistent application of financial and other resources.

     Election of directors by classes is a common practice that has been adopted by many companies and currently exists in 17 out of 24 major regional banks that comprise the S&P Major Regional Bank Index and in approximately sixty percent of the 500 companies comprising the 1998 Standard & Poor's Stock Price Index.

     In the opinion of KeyCorp's Board, a classified board of directors facilitates continuity and stability of leadership and policy by assuring that experienced individuals familiar with the corporation and its business will be on the board of directors at all times. A classified board of directors is also intended to prevent precipitous changes in the composition of the board and, thereby, serves to moderate corresponding precipitous changes in the corporation's policies, business strategies and operations. As current newspaper headlines demonstrate, no company, regardless of its size, is immune to a take-over attempt. Board classification is intended to encourage any person seeking to acquire control of KeyCorp to initiate such an action through arm's-length negotiations with the Board of Directors so as to benefit the Corporation's shareholders.

     This proposal requests the Board to take all steps necessary to cause annual elections of all directors. One of those steps would be to amend KeyCorp's Regulations. Under KeyCorp's Regulations, the provisions providing for a classified Board may only be amended, repealed or altered by the affirmative vote of the holders of shares entitling them to exercise three-quarters of the voting power of KeyCorp on such proposal unless such amendment, repeal, or alteration is recommended by two-thirds of the Board of Directors, in which case the amendment, repeal or alteration would require the affirmative vote of the holders of shares entitling them to exercise a majority of the voting power of KeyCorp on such proposal. Because the Board of Directors is recommending a vote "AGAINST" this proposal and has not recommended a repeal or amendment of the provisions in KeyCorp's Regulations providing for a classified Board, implementation of this proposal would involve management submitting at a future shareholder's meeting an appropriate amendment to KeyCorp's Regulations and such amendment would require the affirmative vote of three-quarters of KeyCorp's Common Shares. A vote in favor of this proposal is an advisory recommendation to the Board of Directors.

     Vote Required. Approval of this proposal will require the affirmative vote of a majority of the KeyCorp Common Shares represented in person or by proxy at the Annual Meeting.

                                  ISSUE THREE

                              INDEPENDENT AUDITORS

     The Board of Directors of KeyCorp, acting upon the recommendation of its Audit Committee, has appointed Ernst & Young LLP as its independent auditors to examine the financial statements of KeyCorp and its subsidiaries for the year 1999. Ernst & Young LLP has conducted the annual audit of KeyCorp's financial statements since 1959. The Board of Directors recommends ratification of the appointment of Ernst & Young LLP. The favorable vote of the holders of a majority of the KeyCorp Common Shares represented in person or by proxy at the Annual Meeting will be required for such ratification.

     A representative of Ernst & Young LLP will be present at the meeting with an opportunity to make a statement if such representative desires to do so and to respond to appropriate questions.

     Although shareholder approval of this appointment is not required by law or binding on the Board, the Board believes that shareholders should be given the opportunity to express their views. If the shareholders do not ratify the appointment of Ernst & Young LLP as KeyCorp's independent auditors, the Board will consider this vote in determining whether or not to continue the engagement of Ernst & Young LLP.

                               EXECUTIVE OFFICERS

     The executive officers of KeyCorp are principally responsible for making policy for KeyCorp, subject to the supervision and direction of KeyCorp's Board of Directors. All officers are subject to annual election at the annual organizational meeting of the directors. Messrs. Gillespie and Meyer have employment agreements with KeyCorp. All executive officers other than Messrs. Gillespie and Meyer have change of control agreements with KeyCorp.

     There are no family relationships among directors, nominees or executive officers. Other than Messrs. Bennett, Helfrich, Somers, Stevens, and Summers, all have been employed in officer capacities with KeyCorp or one of its subsidiaries for at least the past five years.

     Set forth below are the names and ages of the executive officers of KeyCorp as of January 15, 1999, positions held by them during the past five years and the year from which held, and, in parentheses, the year they first became executive officers of either KeyCorp or Old Key.

GARY R. ALLEN (50)

     1994 to present: Senior Executive Vice President and Chief Banking Officer, KeyCorp. (1993)

JAMES E. BENNETT III (56)

     1998 to present: Senior Executive Vice President, KeyCorp; Previously, Director, McKinsey & Company, Inc. (1998)

JAMES S. BINGAY (55)

     1990 to present: Executive Vice President, KeyCorp. (1990)

JAMES A. FISHELL (47)

     1997 to present: Executive Vice President, KeyCorp; 1997: Chairman and President, Key Corporate Capital Inc. (subsidiary of KeyCorp); 1989-1996:
Executive Vice President, KeyBank National Association (formerly known as Society National Bank). (1997)

ROBERT W. GILLESPIE (54)

     1996 to present: Chairman and Chief Executive Officer, KeyCorp; 1995-1996:
Chief Executive Officer and President, KeyCorp; 1994-1995: President and Chief Operating Officer, KeyCorp. (1981)

ALLEN J. GULA, JR. (44)

     1994 to present: Executive Vice President, KeyCorp. (1992)

R. B. HEISLER, JR. (50)

     1996 to present: Executive Vice President, KeyCorp; 1995-1996: Chief Executive Officer and President, KeyBank National Association; 1993-1995:
Executive Vice President, KeyCorp. (1996)

THOMAS E. HELFRICH (48)

     1995 to present: Executive Vice President, KeyCorp; 1986-1995: Senior Vice President-Human Resources, The Travelers Inc. (insurance and financial services company). (1995)

LEE IRVING (50)

     1995 to present: Executive Vice President and Chief Accounting Officer, KeyCorp; 1994-1995: Executive Vice President, Treasurer, and Chief Accounting Officer, KeyCorp. (1986)

ROBERT G. JONES (42)

     1998 to present: Executive Vice President, KeyCorp; 1997-1998: President, Retail Banking, KeyBank National Association; Previously, Senior Vice President, KeyCorp. (1998)

HENRY L. MEYER III (49)

     1997 to present: President and Chief Operating Officer, KeyCorp; 1996-1997:
Vice Chairman of the Board and Chief Operating Officer, KeyCorp; 1995-1996:
Senior Executive Vice President and Chief Operating Officer, KeyCorp; 1994-1995:
Senior Executive Vice President and Chief Banking Officer, KeyCorp. (1987)

K. BRENT SOMERS (50)

     1996 to present: Senior Executive Vice President and Chief Financial Officer, KeyCorp; 1994-1995: Executive Vice President and Chief Financial Officer, The United States Shoe Corporation (manufacturing); 1990-1994: Vice President and Chief Financial Officer, The United States Shoe Corporation.
(1996)

THOMAS C. STEVENS (49)

     1997 to present: Senior Executive Vice President, General Counsel and Secretary, KeyCorp; 1996-1997: Executive Vice President, General Counsel and Secretary, KeyCorp; 1991-1996: Managing Partner, Thompson Hine & Flory LLP (law firm). (1996)

WILLIAM B. SUMMERS, JR. (48)

     1998 to present: Executive Vice President, KeyCorp; 1994-1998: Chief Executive Officer, McDonald & Company Investments, Inc. and McDonald & Company Securities, Inc. (1998)

                       COMPENSATION OF EXECUTIVE OFFICERS

     Summary. The following table sets forth the compensation paid by KeyCorp and its subsidiaries for each of the previous three years to the individual who served as KeyCorp's Chief Executive Officer during 1998 and each of the remaining four highest paid executive officers of KeyCorp at December 31, 1998.

                           SUMMARY COMPENSATION TABLE

                                                                                                                 ALL OTHER
                                            ANNUAL COMPENSATION                 LONG-TERM COMPENSATION          COMPENSATION
                                    ------------------------------------   --------------------------------   ----------------
                                                                                 AWARDS            PAYOUTS
                                                                           -------------------    ---------
                                                                               SECURITIES         LONG-TERM
                                                            OTHER ANNUAL       UNDERLYING         INCENTIVE
NAME AND PRINCIPAL POSITION  YEAR    SALARY      BONUS      COMPENSATION   OPTIONS/SARS(#)(6)      PAYOUTS
---------------------------  ----    ------      -----      ------------   ------------------     ---------
Robert W. Gillespie          1998   $967,500   $1,100,000(2)    --    (4)        343,200          $390,939(7)     $168,124(8)
  Chairman of the Board      1997    885,000    1,200,000(3)    --    (4)        400,000           408,072(7)      186,265(9)
  and Chief Executive        1996    830,000      520,000(3)    --    (4)        130,000           378,909(7)      122,063(10)
  Officer

Henry L. Meyer III           1998    587,501      600,000(2)    --    (4)         80,000           231,729(7)       93,216(11)
  President and Chief        1997    540,000      725,000(3)    --    (4)        320,000           200,325(7)       95,396(12)
  Operating Officer          1996    470,250      215,000(3)    --    (4)         50,000           182,526(7)       59,187(13)

K. Brent Somers              1998    437,500      355,000(2)    --    (4)         50,000           163,458(7)       68,405(14)
  Senior Executive Vice      1997    434,375      400,000(3)    --    (4)        200,000             --             60,585(15)
  President and Chief        1996    386,586(1)    172,000(3)    58,408(5)       100,000             --             35,705(16)
  Financial Officer

Gary R. Allen                1998    480,000      270,000(2)    --    (4)         50,000           163,458(7)       61,552(17)
  Senior Executive Vice      1997    476,250      400,000(3)    --    (4)        200,000           180,577(7)       58,215(18)
  President and Chief        1996    459,000      190,000(3)    --    (4)         50,000           178,638(7)       56,543(19)
  Banking Officer

Thomas C. Stevens            1998    405,000      355,000(2)    --    (4)         50,000           144,330(7)       63,840(20)
  Senior Executive Vice      1997    383,250      320,000(3)    --    (4)        120,000             --             51,066(21)
  President, General         1996    186,298(1)    140,000(3)    41,650(5)        40,000             --            120,359(22)
  Counsel and Secretary

---------------

 (1) Messrs. Somers and Stevens commenced employment at KeyCorp on February 5, 1996 and July 1, 1996, respectively.

 (2) Amounts awarded under KeyCorp's Annual Incentive Plan for 1998, whether paid in cash or deferred.

 (3) Amounts awarded under KeyCorp's Short Term Incentive Compensation Plan for the respective fiscal years, whether paid in cash or deferred.

 (4) Other annual compensation received in the respective fiscal years was in the form of perquisites, the amount of which did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for the executive.

 (5) Each perquisite or other personal benefit which exceeds 25% of the total perquisites and other personal benefits received by Messrs. Somers and Stevens are as follows: Mr. Somers (1996) -- $35,663 (moving allowance), $22,745 (tax gross-up on moving allowance); Mr. Stevens (1996) -- $24,610 (club initiation fees), $13,222 (tax gross-up on club initiation fees).

 (6) The information in this column has been adjusted to reflect the two-for-one split of KeyCorp Common Shares which was effected by a 100% stock dividend, effective March 6, 1998.

 (7) Amounts awarded under the KeyCorp Long Term Cash Incentive Compensation Plan for the three year cycle ending in the respective fiscal years, whether paid in cash or deferred.

 (8) $9,600 (amount contributed under the KeyCorp 401(k) Savings Plan); $137,905 (amounts contributed under the KeyCorp Excess 401(k) Savings Plan and KeyCorp Deferred Compensation Plan); $20,619 (universal life insurance premiums).

 (9) $9,500 (amount contributed under the KeyCorp 401(k) Savings Plan); $157,521 (amounts contributed under the KeyCorp Excess 401(k) Savings Plan and KeyCorp Deferred Compensation Plan); $19,244 (universal life insurance premiums).

(10) $9,000 (amount contributed under the KeyCorp 401(k) Savings Plan); $94,735 (amount contributed under the KeyCorp Excess 401(k) Savings Plan); $18,328 (universal life insurance premiums).

(11) $9,600 (amount contributed under the KeyCorp 401(k) Savings Plan); $75,554 (amounts contributed under the KeyCorp Excess 401(k) Savings Plan and KeyCorp Deferred Compensation Plan); $8,062 (universal life insurance premiums).

(12) $9,500 (amount contributed under the KeyCorp 401(k) Savings Plan); $78,420 (amounts contributed under the KeyCorp Excess 401(k) Savings Plan and KeyCorp Deferred Compensation Plan); $7,476 (universal life insurance premiums).

(13) $9,000 (amount contributed under the KeyCorp 401(k) Savings Plan); $43,067 (amount contributed under the KeyCorp Excess 401(k) Savings Plan); $7,120 (universal life insurance premiums).

(14) $9,600 (amount contributed under KeyCorp 401(k) Savings Plan); $47,757 (amount contributed under the KeyCorp Excess 401(k) Savings Plan); $11,048 (universal life insurance premiums).

(15) $9,500 (amount contributed under the KeyCorp 401(k) Savings Plan); $40,563 (amount contributed under the KeyCorp Excess 401(k) Savings Plan); $10,522 (universal life insurance premiums).

(16) $9,000 (amount contributed under the KeyCorp 401(k) Savings Plan); $24,515 (amount contributed under the KeyCorp Excess 401(k) Savings Plan); $2,190 (universal life insurance premiums).

(17) $9,600 (amount contributed under the KeyCorp 401(k) Savings Plan); $45,207 (amount contributed under the KeyCorp Excess 401(k) Savings Plan); $6,745 (split-dollar life insurance premiums).

(18) $9,500 (amount contributed under the KeyCorp 401(k) Savings Plan); $41,910 (amount contributed under the KeyCorp Excess 401(k) Savings Plan); $6,805 (split-dollar life insurance premiums).

(19) $9,000 (amount contributed under the KeyCorp 401(k) Savings Plan); $40,658 (amount contributed under the KeyCorp Excess 401(k) Savings Plan); $6,885 (split-dollar life insurance premiums).

(20) $9,600 (amount contributed under KeyCorp 401(k) Savings Plan); $44,659 (amount contributed under the KeyCorp Excess 401(k) Savings Plan); $9,581 (universal life insurance premiums).

(21) $9,500 (amount contributed under the KeyCorp 401(k) Savings Plan); $32,695 (amount contributed under the KeyCorp Excess 401(k) Savings Plan); $8,871 (universal life insurance premiums).

(22) $9,000 (amount contributed under the KeyCorp 401(k) Savings Plan); $10,578 (amount contributed under the KeyCorp Excess 401(k) Savings Plan); $781 (universal life insurance premiums); $100,000 (signing bonus).

     Option Grants. The following table provides information regarding grants of stock options made during the year ended December 31, 1998, to each of the executive officers named in the Summary Compensation Table.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                   INDIVIDUAL GRANTS
                             -------------------------------------------------------------      POTENTIAL REALIZABLE VALUE
                               NUMBER OF          % OF TOTAL                                     AT ASSUMED ANNUAL RATES
                               SECURITIES          OPTIONS           EXERCISE                  OF STOCK PRICE APPRECIATION
                               UNDERLYING         GRANTED TO         OR BASE                      FOR TEN YEAR OPTION TERM
                                OPTIONS           EMPLOYEES           PRICE      EXPIRATION     ----------------------------
          NAME               GRANTED(#)(1)      IN FISCAL YEAR       ($/SH)          DATE            5%              10%
          ----               -------------      --------------     --------     ----------     -----------     ------------
Robert W. Gillespie             213,200(2)           2.5%          $35.156(4)    01/02/08      $4,713,768      $11,945,615
                                130,000(3)           1.5%           32.844(4)    01/14/08       2,685,188        6,804,793
Henry L. Meyer III               80,000(3)           0.9%           32.844(4)    01/14/08       1,652,423        4,187,565
K. Brent Somers                  50,000(3)           0.6%           32.844(4)    01/14/08       1,032,764        2,617,228
Gary R. Allen                    50,000(3)           0.6%           32.844(4)    01/14/08       1,032,764        2,617,228
Thomas C. Stevens                50,000(3)           0.6%           32.844(4)    01/14/08       1,032,764        2,617,228

---------------

(1) The information in this column has been adjusted to reflect the two-for-one split of KeyCorp Common Shares which was effected by a 100% stock dividend, effective March 6, 1998.

(2) These are Performance Options granted under the Amended and Restated 1991 Equity Compensation Plan with a specially designed vesting provision. The Performance Options vest if the market value of KeyCorp Common Shares exceeds $37.00 per share for seven consecutive trading dates by December 31, 2000, $41.00 per share for seven consecutive trading dates by December 31, 2001, or $45.00 per share for seven consecutive trading dates by December 31, 2002 and KeyCorp's basic earnings per share equal or exceed $2.60 for the year 1999 or any year prior thereto or equal or exceed $2.92 per share for the year 2000. The stock price requirement was satisfied in 1998, which leaves the earnings per share test to be satisfied as a condition to these options vesting. The options also vest upon certain changes of control as set forth in the option agreement. The options are non-qualified options.

(3) Incentive Stock Options in an amount equal to the maximum number of Incentive Stock Options that can be granted under applicable provisions of the Internal Revenue Code were granted, and remaining options granted were non-qualified stock options.

(4) The exercise price equals the market price of a KeyCorp Common Share on the date of the option grant as adjusted for the two-for-one stock split on March 6, 1998.

     Other than the Performance Options granted to Mr. Gillespie and described in footnote (2), the options reported in the preceding table were granted on January 14, 1998, at an exercise price equal to the market price of KeyCorp Common Shares on that date, which was, after adjustment for the two-for-one stock split on March 6, 1998, $32.844. Based on this adjusted stock price, the market value of KeyCorp Common Shares at the end of the ten year option period using 5% and 10% compounded annual returns would be $53.499 and $85.189, respectively.

     The Performance Options granted to Mr. Gillespie and described in footnote
(2) were granted on January 2, 1998, at an exercise price equal to the market price of KeyCorp Common Shares on that date, which was after adjustment for the two-for-one stock split on March 6, 1998, $35.156. Based on this adjusted stock price, the market value of KeyCorp Common Shares at the end of the ten year option period using 5% and 10% compounded annual returns would be $57.265 and $91.186, respectively.

     Option Exercises and Values. The following table provides information regarding exercises of stock options during the year ended December 31, 1998, by the executive officers named in the Summary Compensation Table, and the value of such officers' unexercised stock options as of December 31, 1998. When necessary, the information in the following table has been adjusted to reflect the two-for-one stock split of KeyCorp Common Shares which was effected by a 100% stock dividend, effective March 6, 1998.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

                                                                     NUMBER OF SECURITIES
                                                                    UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED
                                                                           OPTIONS/              IN-THE-MONEY OPTIONS/
                                    SHARES                            SARS AT FY-END (#)            SARS AT FY-END
                                 ACQUIRED ON         VALUE               EXERCISABLE/                EXERCISABLE/
             NAME                EXERCISE (#)       REALIZED            UNEXERCISABLE              UNEXERCISABLE(1)
             ----                ------------       --------          ------------------         ---------------------
Robert W. Gillespie                 80,000         $2,438,250          806,666/786,534           $13,670,407/2,899,068
Henry L. Meyer III                  64,000          2,091,000          465,333/416,667             8,330,328/2,054,877
K. Brent Somers                          0                  0           33,333/316,667               449,996/2,031,305
Gary R. Allen                        5,574            136,892          129,563/266,667             2,236,194/1,376,097
Thomas C. Stevens                        0                  0           40,000/170,000               491,250/678,780

---------------

(1) Based on a December 31, 1998 mean between high and low prices for KeyCorp Common Shares which equaled $31.8125.

     Long Term Incentive Compensation. In 1998, KeyCorp's Compensation and Organization Committee established a new Long Term Incentive Plan to replace the existing long term plan for compensation cycles beginning in 1998 and thereafter. Instead of the three year performance cycle under the existing plan with a new cycle beginning each year, the new Long Term Incentive Plan has a four year compensation cycle which will start every other year. In January 1998 the Committee selected participants in the new Long Term Incentive Plan for the 1998-2001 four-year compensation period. Messrs. Gillespie, Meyer, Somers, Allen, and Stevens were included as participants. The Committee has determined objective criteria by which KeyCorp's financial performance should be judged and distributions under the Plan should be made. These criteria were based on the Committee's judgment of a range of average return on common equity and cumulative earnings per share growth that would warrant satisfactory to excellent results for KeyCorp for the four-year compensation period. Based on KeyCorp's 1998 job grade market points (i.e., average salaries for executives in the marketplace in similar positions) upon which payments under the Plan will be based (which may change by the time the awards are actually determined), the officers in the Summary Compensation Table would be eligible to receive the following payments for the compensation period indicated. Based on an evaluation of the executive's individual performance over the four-year compensation period, the executive's amount will not be less than 70% nor more than 130% of the amount determined by applying the financial performance criteria under the Plan.

              LONG-TERM INCENTIVE PLAN AWARDS IN LAST FISCAL YEAR

                                                                     ESTIMATED FUTURE PAYOUTS UNDER
                                                                      NON-STOCK PRICE-BASED PLANS
                                          PERFORMANCE        ----------------------------------------------
               NAME                         PERIOD           THRESHOLD(1)         TARGET          MAXIMUM
               ----                       -----------        ------------        --------        ----------
Robert W. Gillespie                        1998-2001           $135,000          $540,000        $1,350,000
Henry L. Meyer III                         1998-2001             87,750           351,000           877,500
K. Brent Somers                            1998-2001             54,625           218,500           546,250
Gary R. Allen                              1998-2001             54,625           218,500           546,250
Thomas C. Stevens                          1998-2001             54,625           218,500           546,250

---------------

(1) If the threshold is not met, no payouts will be made.

     These executives are participants in the existing Long Term Cash Incentive Compensation Plan for the 1996-1998 compensation period, and are also participants for the 1997-1999 compensation period. This Plan is the predecessor to the new KeyCorp Long Term Incentive Plan under which awards for 1998-2001 will be made. Payouts under the 1996-1998 compensation period are reflected in the Summary Compensation Table on page 15 of this Proxy Statement under the heading "Long-Term Incentive Payouts."

     Pension Plans. Substantially all officers and employees of KeyCorp and its participating subsidiaries participate in the KeyCorp Cash Balance Pension Plan (the "Pension Plan"). The Pension Plan is a cash balance plan that provides a quarterly benefit accrual on behalf of each participant based on the participant's years of vesting service and Pension Plan compensation. Additionally, participants who attained age 50 with 15 years of vesting service as of December 31, 1994 are also entitled, under the terms of the Pension Plan, to receive either a grandfathered pension benefit or the cash balance benefit. Mr. Gillespie is the only executive appearing in the Summary Compensation Table on page 15, who is eligible under the Pension Plan to elect to receive either a grandfathered pension benefit or cash balance Pension Plan benefit.

     In addition to the Pension Plan, KeyCorp also maintains an Excess Pension Plan ("Excess Plan"), which credits Excess Plan participants with the cash balance Pension Plan benefit that would have accrued to the participant "but for" the compensation limits of Section 401(a)(17) and benefit accrual limits of
Section 415 of the Internal Revenue Code. Messrs. Somers and Stevens are participants in the Excess Plan.

     Certain officers (including Messrs. Gillespie, Meyer, and Allen) of the former Society or the former Old Key also participate in Supplemental Retirement Plans. Such retirement benefits, for purposes of each respective Plan, are based on the participant's years of participation in the relevant Plan and average annual compensation for either the five highest consecutive years during the participant's last ten years of employment (for former Society), or the three highest years during the participant's last five years of employment (for former Old Key).

     The following table sets forth the estimated maximum annual benefits payable under the Pension Plan and related Excess Plan and Supplemental Retirement Plans to participants who (1) have such benefits under the Pension Plan and Excess Plan or Supplemental Retirement Plans, (2) attain Social Security retirement age as of December 31, 1998, and (3) elect to receive a single life annuity benefit payment.

                             ESTIMATED ANNUAL RETIREMENT BENEFITS
                            WITH INDICATED YEARS OF PARTICIPATION
AVERAGE FINAL   --------------------------------------------------------------
COMPENSATION        15           20           25           30           35
-------------   ----------   ----------   ----------   ----------   ----------
 $  400,000     $  220,000   $  260,000   $  300,000   $  300,000   $  300,000
    600,000        330,000      390,000      450,000      450,000      450,000
    800,000        440,000      520,000      600,000      600,000      600,000
  1,000,000        550,000      650,000      750,000      750,000      750,000
  1,200,000        660,000      780,000      900,000      900,000      900,000
  1,400,000        770,000      910,000    1,050,000    1,050,000    1,050,000
  1,600,000        880,000    1,040,000    1,200,000    1,200,000    1,200,000
  1,800,000        990,000    1,170,000    1,350,000    1,350,000    1,350,000
  2,000,000      1,100,000    1,300,000    1,500,000    1,500,000    1,500,000
  2,400,000      1,320,000    1,560,000    1,800,000    1,800,000    1,800,000
  2,600,000      1,430,000    1,690,000    1,950,000    1,950,000    1,950,000
  2,800,000      1,540,000    1,820,000    2,100,000    2,100,000    2,100,000
  3,000,000      1,650,000    1,950,000    2,250,000    2,250,000    2,250,000
  3,200,000      1,760,000    2,080,000    2,400,000    2,400,000    2,400,000

     All benefit amounts are subject to the annual pension limitations imposed by the Internal Revenue Code for qualified plans; however, the extent of any reduction will vary according to the limits existing at the time pension payments commence. Amounts under the Pension Plan reduced by the Internal Revenue Code limitation may be paid under a supplemental or excess plan. The benefits are not subject to any reduction for social security or any other offset.

     Compensation for purposes of computing benefits under the Pension Plan and excess and supplemental plans is total base pay and incentive compensation paid during a calendar year, plus amounts deducted for the 401(k) and flexible benefits plans during such year, but does not include amounts attributable to stock options or receipt of non-cash remuneration that is included in the participant's income for Federal income tax purposes. Compensation for purposes of the Pension Plan and excess and supplemental plans is substantially the same as shown in the Summary Compensation Table after excluding stock options, "all other compensation," and "other annual compensation." Normal retirement age is
65. The Pension Plan requires 5 years of service for vesting. The excess and supplemental plans require 5 years of service for vesting for the former Old Key employees, including Mr. Allen, and 10 years of service and the attainment of age 55 for former Society employees, including Messrs. Gillespie and Meyer. Messrs. Gillespie, Meyer, Somers, Allen, and Stevens were credited under the excess or supplemental plans with 29, 25, 2, 25, and 2 years service, respectively.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Under the securities laws of the United States, KeyCorp's directors and certain officers are required to report their ownership and changes in ownership of KeyCorp Common Shares to the Securities and Exchange

Commission ("Commission"). The Commission has established certain due dates for these reports. The Corporation knows of no person who failed to timely file any such report during 1998.

                  EMPLOYMENT AND CHANGE OF CONTROL AGREEMENTS

     KeyCorp is a party to employment agreements with Messrs. Gillespie and Meyer and to change of control agreements with certain of its other executive officers.

     Employment Agreement With Mr. Gillespie. KeyCorp and Mr. Gillespie are parties to an employment agreement pursuant to which Mr. Gillespie is to be employed by KeyCorp as Chairman of the Board and Chief Executive Officer through May 31, 2000. Under the employment agreement, Mr. Gillespie is to be paid a base salary of not less than $840,000 per year and is entitled to participate in all KeyCorp executive incentive compensation plans including KeyCorp's short and long term incentive compensation plans. The employment agreement provides for an additional two years of compensation and benefits to Mr. Gillespie (through May 31, 2002) if, in 2000, the employment agreement is not mutually extended or a new employment agreement is not entered into.

     Under the employment agreement, Mr. Gillespie may terminate his employment for good reason (and receive post-termination benefits) under certain circumstances whether or not a change of control of KeyCorp occurs. Those circumstances that will constitute good reason under the employment agreement whether or not a change of control occurs include (a) demotion or removal of Mr. Gillespie from either of his executive positions (i.e., Chairman of the Board and Chief Executive Officer); (b) a reduction in Mr. Gillespie's base salary or participation in benefit plans; (c) a good faith determination by Mr. Gillespie that his responsibilities, duties, and authority have been materially reduced from those contemplated by the employment agreement; or (d) relocation of Mr. Gillespie's principal place of employment outside the Cleveland metropolitan area. Those circumstances that will constitute good reason under the employment agreement after a change of control of KeyCorp occurs also include any reduction in Mr. Gillespie's incentive compensation or a good faith determination by Mr. Gillespie that his responsibilities or duties have been materially reduced from their level before the change of control or that he is unable to carry out the responsibilities of his positions as a result of the change of control.

     Under the employment agreement, if Mr. Gillespie's employment with KeyCorp is terminated before his 65th birthday for any reason other than voluntary resignation by Mr. Gillespie (without good reason) before May 2000 or termination by KeyCorp for cause, and Mr. Gillespie (or his estate or designated beneficiary) is entitled to receive retirement benefits under any KeyCorp retirement plan after March 26, 1999 (Mr. Gillespie's 55th birthday), KeyCorp will pay a supplemental retirement benefit in an amount sufficient to provide Mr. Gillespie the same aggregate benefit that he would have received if he had continued in the employ of KeyCorp through his 65th birthday (by eliminating any reduction because he started receiving benefits before his 65th birthday and giving him credit for additional years of service for the period after his termination date and before his 65th birthday). Under the employment agreement, KeyCorp will have "cause" to terminate Mr. Gillespie's employment before a change of control if he commits a felony, acts dishonestly in a way that is materially inimical to the best interests of KeyCorp, competes with KeyCorp, or abandons his duties and responsibilities. KeyCorp will have "cause" to terminate Mr. Gillespie's employment after a change of control if he is convicted of a felony, acts dishonestly and feloniously in a way that is materially inimical to the best interests of KeyCorp, or competes with KeyCorp.

     If a change of control occurs while Mr. Gillespie is employed under the employment agreement and an exercise by him of the right referred to in this paragraph would not conflict with the treatment for accounting purposes of any transaction entered into in connection with the change of control as a pooling of interests, Mr. Gillespie will be entitled to surrender his rights in any outstanding KeyCorp stock options (whether or not then exercisable) in return for a payment equal to the spread on those options.

     If any amount of compensation otherwise payable to Mr. Gillespie as earned would not be deductible by KeyCorp by reason of the disallowance rules of
Section 162(m) of the Internal Revenue Code (which rules generally disallow deductions for certain compensation paid to any of certain "covered employees" of a publicly held corporation in excess of $1,000,000 per year), but would be deductible if it were deferred until a later year, that amount of compensation will be so deferred until the earlier of the first date on which the compensation can be paid without disallowance of the deduction to KeyCorp or April 15 of the year immediately following the year in which Mr. Gillespie ceases to be a covered employee of KeyCorp. Upon payment of any such deferred amounts of compensation, KeyCorp will pay to Mr. Gillespie an additional amount for interest on the deferred amounts.

     Under the employment agreement, Mr. Gillespie is entitled to continuing indemnification to the fullest extent permitted by Ohio law for actions against him by reason of his being or having been a director or officer of KeyCorp or any related entity; to payment of certain legal fees incurred in enforcing his rights under his employment agreement; to ancillary benefits incident to the performance of his duties under that agreement; and to a special supplemental death benefit if he dies while employed by KeyCorp and he is survived by his wife. The special supplemental death benefit, if payable, would consist of monthly installments to Mr. Gillespie's wife (or to her estate), for her life or, if longer, through the 15th anniversary of Mr. Gillespie's death. Each monthly payment would be in an amount that, when added to the monthly survivor benefits, if any, payable to Mr. Gillespie's wife under all KeyCorp retirement plans, equals one third of Mr. Gillespie's monthly compensation (base salary and incentive compensation). The employment agreement also provides that if Mr. Gillespie's employment is terminated for any reason other than cause, voluntary resignation before May 2000, death, or disability, KeyCorp is to provide to Mr. Gillespie a furnished office, amenities, and secretarial support, appropriate to his status as a former Chairman of the Board and Chief Executive Officer, through May 31, 2007.

     Events Constituting a Change of Control. Under the employment agreement with Mr. Gillespie as well as under the employment agreement with Mr. Meyer and the change of control agreements with certain other executive officers that are described below, a change of control will be deemed to have occurred (a) if KeyCorp merges with another corporation and either (i) KeyCorp shareholders receive less than 65 percent of the outstanding voting securities of the surviving corporation or (ii) directors of KeyCorp cease to constitute at least 51% of the directors of the surviving corporation; (b) a person becomes the beneficial owner of 35% or more of KeyCorp's outstanding stock or files a report disclosing the acquisition of that amount of such stock; (c) there is a sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of KeyCorp, or (d) without the prior approval of the Board of Directors of KeyCorp, an announcement is made of an intention to engage in a transaction that, if consummated, would result in a "change event," or to solicit proxies in connection with a proposal that is not approved or recommended by the Board of Directors or to engage in an election contest relating to the election of directors of KeyCorp and at any time within 24 months after the announcement, individuals who constituted the directors of KeyCorp when the announcement was made (the "incumbent directors") cease to constitute at least a majority thereof unless both all new directors have been approved by at least 2/3 of the incumbent directors in office at the time of nomination of each new director and the incumbent directors determine that the change in composition of the Board that results in incumbent directors no longer being a majority of the Board was not attributable to any change event. For these purposes, a "change event" includes the making of a tender offer for 25% or more of the outstanding voting stock of KeyCorp, any person becoming the beneficial owner of 25% or more of the outstanding voting stock of KeyCorp, or the filing of any report disclosing the acquisition of 25% or more of the outstanding voting stock of KeyCorp; a merger of KeyCorp with another corporation in a transaction that results in less than 50% of the outstanding voting securities of the surviving corporation having been issued in exchange for voting securities of KeyCorp or less than 51% of the directors of the surviving corporation being individuals who were directors of KeyCorp immediately before the transaction; or a sale or other transfer (in one transaction or in a series of related transactions) of all or substantially all the assets of KeyCorp.

     Employment Agreement with Mr. Meyer. KeyCorp and Mr. Meyer are parties to an employment agreement pursuant to which Mr. Meyer is employed by KeyCorp as its President for a constantly renewing two year term at a base salary of not less than $650,000 per annum (effective April 1, 1999) plus full participation in all incentive and other compensatory plans available generally to KeyCorp's senior officers. If Mr. Meyer's employment is terminated by KeyCorp without cause before the occurrence of a change of control, he is to be paid an amount equal to two times the sum of his base salary plus his average incentive compensation in 24 monthly installments after the termination. If Mr. Meyer's employment is terminated by KeyCorp without cause after the occurrence of a change of control, he is to be paid an amount equal to three times the sum of his base salary and his average annual incentive compensation in a lump sum within 30 days after the termination, he is to be provided the benefit of continuing participation in all KeyCorp retirement and savings plans through the third anniversary of the termination, and his rights in KeyCorp's supplemental retirement plan will be fully vested whether or not he has attained age 55. If, during a six-month window period commencing one year after a change of control, Mr. Meyer voluntarily terminates his employment for good reason, he is to be paid an amount equal to two times the sum of his base salary and his average annual incentive compensation in a lump sum within 30 days after the termination, he is to be provided the benefit of continuing participation in all KeyCorp retirement and savings plans through the second anniversary of the termination, and his rights in KeyCorp's supplemental retirement plan will be fully vested whether or not he has attained age 55.

     Under the employment agreement, Mr. Meyer may consider himself constructively terminated if, at any time, his base salary is reduced other than in connection with an across-the-board salary reduction applicable to all senior officers of KeyCorp, he is excluded from full participation in any incentive or other compensatory plan generally applicable to senior officers of KeyCorp, he is demoted or removed from office, he is asked to resign when KeyCorp does not have cause for terminating his employment, or his principal place of employment is relocated outside of the Cleveland metropolitan area. In addition, Mr. Meyer may consider himself constructively terminated if, after a change of control, his base salary is reduced (whether or not in connection with any reductions of other base salaries), he is excluded from full participation in any incentive or other compensatory plan in effect during the year before the change of control unless a substitute plan providing similar benefits is made available, he is excluded from full participation in any incentive or other compensatory plan that is generally applicable to senior officers of the surviving entity, or the headquarters of the surviving entity is outside of the Cleveland metropolitan region.

     Under the employment agreement, KeyCorp will have "cause" to terminate Mr. Meyer's employment before a change of control if he commits a felony, acts dishonestly in a way that is materially inimical to the best interests of KeyCorp, competes with KeyCorp, or abandons and consistently fails to attempt to perform his duties or if a bank regulatory agency issues a final order requiring KeyCorp to terminate or suspend his employment. KeyCorp will have "cause" to terminate Mr. Meyer's employment after a change of control if he is convicted of a felony, acts dishonestly and feloniously in a way that is materially inimical to the best interests of KeyCorp, or competes with KeyCorp or if a bank regulatory agency issues a final order requiring KeyCorp to terminate or suspend his employment.

     Mr. Meyer will have good reason to terminate his employment during a window period after a change of control if, following notice by him and an opportunity for the surviving entity to cure, he determines in good faith that his position, duties, and responsibilities are materially reduced from those in effect before the change of control, that his reporting relationships with superior officers have materially changed from those in effect before the change of control, or that he is unable to carry out his responsibilities and duties after the change of control.

     If any amount of compensation otherwise payable to Mr. Meyer as earned would not be deductible by KeyCorp by reason of the disallowance rules of
Section 162(m) of the Internal Revenue Code, but would be deductible if it were deferred until a later year, that amount of compensation will be so deferred until the earlier of the first date on which the compensation can be paid without disallowance of the deduction to KeyCorp or April 15 of the year immediately following the year in which Mr. Meyer ceases to be a covered employee of KeyCorp. Upon payment of any such deferred amounts of compensation, KeyCorp will pay to Mr. Meyer an additional amount for interest on the deferred amounts.

     Under the employment agreement, Mr. Meyer is entitled to continuing indemnification to the fullest extent permitted by Ohio law for actions against him by reason of his being or having been a director or officer of KeyCorp or any related entity and to payment of certain legal fees incurred in enforcing his rights under his employment agreement.

     Agreement With Mr. Stevens. KeyCorp and Mr. Stevens are parties to a 1996 letter agreement that will provide him with benefits if his employment with KeyCorp is terminated either before July 1, 1999 or at any time within two years of a change of control of KeyCorp (in either time frame, only if the termination is other than (i) voluntarily by Mr. Stevens except for good reason or (ii) for cause by KeyCorp (defined as dishonesty or a violation of KeyCorp's Code of Ethics that is materially inimical to KeyCorp) or (iii) due to death or disability). If such a termination occurs before July 1, 1999 and not within two years of a change of control, KeyCorp will pay to Mr. Stevens a lump-sum severance benefit equal to two times the sum of his base salary plus his target short-term incentive compensation. If such a termination occurs within two years of a change of control, KeyCorp will pay to Mr. Stevens a lump-sum severance benefit equal to two and one half times the sum of his base salary plus his target short-term and long-term incentive compensation. In addition, in either such case, KeyCorp will maintain medical, disability, and group life insurance or equivalent benefits for two years after the termination. For purposes of the letter agreement, Mr. Stevens will have good reason for voluntarily terminating his employment if his base salary is reduced other than in connection with an across-the-board salary reduction applicable to all senior officers of KeyCorp, he is excluded from full participation in any benefit plan or arrangement maintained for senior executives of KeyCorp, his principal place of employment for KeyCorp is relocated outside of the Cleveland metropolitan area, or he is removed from KeyCorp's Management Committee or from the position of General Counsel and Secretary of KeyCorp.

     Change of Control Agreements. KeyCorp is a party to change of control agreements with each of its executive officers other than Messrs. Gillespie and Meyer (including Messrs. Somers, Allen, and Stevens) which provide that if, at any time within two years after the occurrence of a change of control, the officer's employment is terminated by KeyCorp (except for cause) or the officer terminates employment because the officer's base salary is reduced or relocation is made a condition of the officer's employment, KeyCorp will (a) pay to the officer a lump sum severance benefit equal to two and one half years' compensation (base salary and average annual incentive compensation), (b) pay the cost of continuing health benefits until the earlier of the expiration of the continuation period required by Federal law or the date the officer secures other employment, and (c) assure continued participation in all applicable KeyCorp retirement plans and savings plans for the period of thirty months from the termination date. Each change of control agreement also provides a three-month window period, commencing 15 months after the date of a change of control, during which the officer may voluntarily resign and receive a lump sum severance benefit equal to one and one half years' compensation (base salary and average annual incentive compensation) if, at any time before the executive's resignation, (a) the executive determines in good faith that the executive's position, responsibilities, duties, or status with KeyCorp are materially less than or reduced from those in effect before the change of control or that the executive's reporting relationships with superior executive officers have been materially changed from those in effect before the change of control, (b) the executive is excluded from full participation in any incentive compensation plan or stock option, stock appreciation, or similar equity based plan in which similarly situated KeyCorp executives generally participate, or (c) the headquarters that was the executive's principal place of employment before the change of control (whether KeyCorp's headquarters or a regional headquarters) is relocated to a site outside of the greater metropolitan area in which that headquarters was located before the change of control. For purposes of the change in control agreements, "cause" includes conviction of a felony, dishonesty in the course of employment that constitutes a felony and is inimical to the best interest of KeyCorp or a subsidiary, imposition by a bank regulatory agency of a final order of suspension or removal, or competing with KeyCorp.

     Section 280G Excise Tax on Payments. In general, the employment and change of control agreements to which KeyCorp is a party provide for a tax gross-up if any payment exceeds the Section 280G limits so that the officer will receive the same after-tax payment as would have been the case if Section 280G did not apply.

                    COMPENSATION AND ORGANIZATION COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION

     KeyCorp's Board of Directors has delegated to its Compensation and Organization Committee (the "Committee") responsibility for executive compensation.

BACKGROUND ON OVERALL PROGRAM

     In designing KeyCorp's executive compensation program, KeyCorp and the Committee concluded that the program should:

          - Operate as a primary motivator in driving executive decisions and activities to enhance shareholder value.

          - Pay total compensation that is commensurate with KeyCorp's performance as compared with other comparable financial institutions.

          - Promote a strong pay for performance culture by ensuring that highly competitive compensation is conditioned on the attainment of challenging objectives.

          - Permit KeyCorp to attract, retain, and motivate the best available executive talent.

          - Encourage substantial share ownership by executives.

     The executive compensation program -- including the establishment of job grades, salary ranges, and market points (the approximate average salary for executives in similar jobs in the marketplace), and the assignment of senior executives to job grades based upon their executive responsibilities -- was designed and implemented with the aid of an independent outside executive compensation consultant. Jobs within KeyCorp are valued on the basis of market median total compensation levels at peer companies rather than on the basis of internal job relationships within KeyCorp.

     Under the compensation program adopted by KeyCorp and the Committee, the total value of KeyCorp's compensation programs for executives will be positioned at the median total compensation at peer companies for the comparable position, although the individual compensation elements (base salary, annual and long term incentive compensation, and stock options) may vary from peer medians. The Committee each year identifies the companies to be included in the peer group. The 1998 peer group included bank holding companies that, in the Committee's judgment, have similar characteristics as KeyCorp. The 1998 peer group included bank holding companies with assets ranging from approximately $30 billion to $310 billion as of the beginning of 1998. All of the companies in the peer group were included in the KBW 50 Index (which is used in the stock price performance graph on page 31 of this Proxy Statement).

     KeyCorp has established stock ownership guidelines for its senior executives which specify that KeyCorp's Chief Executive Officer and KeyCorp's President should own KeyCorp Common Shares with a value equal to at least five times in the case of the Chief Executive Officer, and three times in the case of the President, their respective annual salaries, senior executives on KeyCorp's Management Committee (which includes Messrs. Somers, Allen, and Stevens) should own KeyCorp Common Shares with a value equal to at least two times their salary, and all other senior executives participating in KeyCorp's long term incentive compensation plan should own KeyCorp Common Shares with a value at least equal to their salary. Newly hired executives and executives whose stock ownership did not meet the guidelines at the time established have a reasonable period of time to achieve the level of ownership set forth in the guidelines. For purposes of these guidelines, Common Shares include shares actually owned by the executives as well as phantom shares owned under KeyCorp's Excess 401(k) Savings Plan and Deferred Compensation Plan. At December 31, 1998, the senior executives covered by KeyCorp's stock ownership guidelines owned, in the aggregate, 222% of the KeyCorp Common Shares specified by the guidelines.

     In order to facilitate estate planning by senior executives, certain nonqualified stock options granted to senior executives are transferable by the executive to family members or trusts for family members. No senior executive may transfer options to a family member or a trust for a family member unless the executive is in compliance with KeyCorp's stock ownership guidelines.

     In 1998, the Committee reviewed its practice of granting only nonqualified stock options as opposed to incentive stock options. Many companies stopped granting incentive stock options when the capital gains tax rates approximated ordinary income tax rates. Now that the spread between those rates has widened, the Committee determined that, in granting options to senior executives in job grade 89 or above, it would grant incentive stock options up to the maximum limit prescribed by the Internal Revenue Code with any balance of options awarded being nonqualified stock options.

     The Committee on a regular periodic basis reviews each of the major elements of the overall compensation program (i.e. salary, annual and long term incentive compensation, and stock options) to determine whether that major element is competitive in the marketplace and effective in incenting desired performance behavior. In order to assist it with these periodic reviews, the Committee generally retains an independent outside executive compensation consultant.

1998 COMPENSATION

     Adjustments to an individual executive's salary are considered annually using competitive market comparisons and considering the executive's contribution to KeyCorp's success and accomplishment of individual and unit goals. Incentive compensation amounts are determined as described in more detail below.

     The Committee has determined that KeyCorp will be better able to attract, retain and motivate executives to achieve superior financial performance if a relatively large portion of senior executive compensation is "at risk," i.e., subject to incentive compensation plans. Thus, KeyCorp's compensation for senior executives is designed to provide KeyCorp's senior executives with less total compensation than that of senior executives of peer companies in periods when KeyCorp's performance is poorer than performance of peer companies and to provide superior total compensation when performance is superior to the performance of such companies.

     Under KeyCorp's annual incentive compensation plan, at the beginning of each year, the Committee selects one or more financial criteria or performance factors and, if more than one factor is selected, assigns a weight to each factor. The factors are adjusted annually to incent specific performance behavior designed to achieve the Corporation's operating plan for the year. In January 1998, the Committee selected the following factors with the indicated weights: earnings per share growth (40% weight), return on equity (40% weight), and revenue per share growth (20% weight). For each factor, a threshold, target and maximum performance goal is established. In establishing the target the Committee considers the median performance of the peer companies with respect to that factor during the preceding 3 and 5 year periods, as well as the forecast for the current year for the peer group and KeyCorp's operating plan for the current year. At the conclusion of the year, KeyCorp's actual performance on each of the factors is determined with the threshold being 50%, the target being 100%, and maximum being 200%. If the threshold is not achieved for a factor, zero is assigned to that factor. Based on all the factors, a target pool percentage is mathematically established between 0% and 200%. The Committee has the discretion to increase or decrease the target pool percentage by 20%. In addition, at the beginning of each year, the Committee may establish a "knock-out" factor, which is a minimum performance goal which, unless waived or revised by the Committee, must be achieved before any incentive compensation is payable under the annual incentive plan. For 1998, the "knock-out" factor was based on return on equity. Once the target pool percentage is established, it is multiplied against a target pool. The target pool is determined by adding up for each officer who is eligible to participate in the plan a specified percentage (ranging from 15% to 100%) of the market point of the officer's job grade (for example, if an officer is in job grade 86, 25% of such officer's salary market point would be included in the target pool). Multiplying the target pool percentage against the target pool establishes the actual pool of incentive compensation available for distribution. Individual payouts are based on the individual officer's performance and contribution to KeyCorp, taking into account the performance and contribution of the group or line of business in which the officer works. An officer may receive no incentive compensation in any given year and the plan does not restrict the maximum incentive award that may be paid to an individual participant so long as it is within the actual pool of incentive compensation available for distribution for the year.

     Based on the factors specified by the plan, the target pool percentage for 1998 was mathematically calculated to be between 100% and 105%. The Committee, in the exercise of its discretion, fixed the target pool percentage at 105%. In the Committee's view, KeyCorp had a solid year, with return on equity being slightly above the peer group median and earnings per share growth being slightly below the peer group median (based on nine month results). While KeyCorp did not fully achieve its 1998 operating plan, it overcame the effects of a substantial reduction in the net interest margin by increasing loan originations and achieving very substantial growth in noninterest income. The Committee also considered qualitative factors and concluded that there has been a constancy of strategic plan and that management was successful in accomplishing the acquisition of McDonald & Company Investments, Inc., which was a significant step in fulfilling the strategic vision of KeyCorp.

     Under KeyCorp's long term incentive compensation plan as in effect prior to January 1998, the Committee establishes objective criteria by which KeyCorp's financial performance should be judged for each three year cycle. The criteria is based on the Committee's judgment of a return on average common equity that will warrant satisfactory to excellent results for the three year period. For the three year period 1996-1998, the established criteria could result in a payout that ranges from zero to 250% of target. The maximum amount for the 1996-1998 performance period would have been earned if return on average common equity for such three year period, after adjustments which the Committee deems to be appropriate, equals or exceeds 20%. An individual executive's target is either 20%, 25%, or 30% of the market point of such officer's job grade. The average return on common equity for this three year period was 17.53%. This resulted in a payout of 151% of target. The awards were paid or credited to participating executives in the first quarter of 1999.

     In January 1998, the Committee established a new long term incentive compensation plan which replaces the existing long term incentive plan for cycles beginning in 1998 and thereafter. Instead of the three year performance cycle under the existing plan with a new cycle starting each year, the new plan has a four year performance cycle which will start every other year. Because the new plan will pay out every other year, the individual executive's targets were correspondingly adjusted. The Committee made these changes in order to increase retention by lengthening the cycle, distinguish long term incentive compensation from annual incentive compensation by having the plan payout every other year, and increase the importance of the incentive payout by doubling the amount of the payout while decreasing by 50% the frequency of the payout (i.e. no overall increase in cost). The new plan also requires that any participant who is not in compliance with the stock ownership guidelines receive the award in KeyCorp Common Shares (less the amount necessary to pay applicable taxes) or defer the award into the KeyCorp phantom stock account under KeyCorp's Deferred Compensation Plan.

     For the four year cycle commencing in 1998, the Committee selected two performance criteria: average return on equity at a 60% weighting (with the maximum achieved at 20% average return on equity) and cumulative earnings per share growth for the four year period at a 40% weighting (with the maximum achieved at a compound annual growth rate of 12.5%). At the maximum for both factors, a payout of 250% of target would be achieved. Once the four year pool is determined, an individual executive's award will be determined at not less than 70% nor more than 130% of such executive's target multiplied by the percentage determined by applying the two performance criteria. Awards, if any, will be payable in 2002 for the 1998-2001 cycle.

     The Committee believes that senior executives will be motivated, and their financial interests will be aligned with those of common shareholders, if stock options are awarded to senior executives. The Committee determines the stock option policies and makes the actual grants of options. In general, the number of options granted to an executive is based on the executive's job grade. With respect to the Chief Executive Officer and the President and certain senior executives reporting directly to them, the Committee has determined that options covering a specific number of shares of KeyCorp should be granted based on the job position. For other executives the Committee has established a threshold, target, and maximum number of shares to be covered by options for each job grade. Within these guidelines, the Committee bases grants of stock options on management's recommendation and other factors the Committee deems relevant.

     The aggregate number and vesting terms of options may vary depending on the Committee's judgment of the best form of long term motivation appropriate under the particular circumstances. For 1998, the Committee continued its policy initially established for regular option grants in 1996. Like the options granted in 1996, these options vest one-third each year, resulting in full vesting after three years. In 1998, 747 executives of KeyCorp (including Messrs. Gillespie, Meyer, Somers, Allen, and Stevens) were awarded options covering 4,293,800 KeyCorp Common Shares. KeyCorp has also adopted a program whereby stock options can be granted to those employees in lower positions identified as high performers and/or the future leaders of the organization. Under this program, in 1998, 619 of these employees received options covering a total of 521,400 KeyCorp Common Shares.

     In 1997, the Committee granted performance options to Messrs. Gillespie, Meyer, Somers, Allen, Stevens and 32 other senior executives. The reason for these performance options was a recognition by the Committee that there was a rapid transformation occurring in the financial services industry and the need to incent superior financial performance in the near term. The number of performance options awarded each executive officer was significantly greater than a regular option grant because of the vesting terms which the

Committee believes establish very high performance objectives. These performance options vest if KeyCorp's basic earnings per share equal or exceed $2.60 per share for the year 1999 or any year prior thereto, or equal or exceed $2.92 per share for the year 2000, and, in addition to this earnings per share test, KeyCorp's stock price exceeds $37 per share for seven consecutive trading days by December 31, 2000, exceeds $41 per share for seven consecutive trading days by December 31, 2001, or exceeds $45 per share for seven consecutive trading days by December 31, 2002. The stock price requirement was satisfied in 1998, which leaves the earnings per share test to be satisfied as a condition to these options vesting. These options will vest upon a change of control occurring prior to the time the options have vested under the performance criteria. In order to reinforce the incentive to achieve these high performance objectives, effective January 1998, Mr. Gillespie was awarded an additional 213,200 performance options.

     In all instances, the option price was 100% of the market price of the stock at the time the option was granted. It is the Committee's policy not to reprice options.

     Salary adjustments for senior executives of KeyCorp, the annual and long term incentive compensation payments to such executives, and the grant of stock options are based upon the above methodology. In the case of executives with employment contracts, the same methodology is applied subject to compliance with salary minimums specified in such contracts. In the case of executives other than Mr. Gillespie, the Committee also solicited from Mr. Gillespie an evaluation of such executive's performance and a compensation recommendation, which evaluation and recommendation are additional factors considered by the Committee, in its sole discretion, in applying the above methodology.

     Internal Revenue Code Section 162(m) precludes a public corporation from taking an income tax deduction for compensation in excess of $1 million for its chief executive officer or any of its four other highest paid executive officers. Certain performance-based compensation is exempted from the limit upon deductibility. (For example, any compensation derived from the exercise of stock options under employee stock option plans of KeyCorp is exempt from this limit.) KeyCorp's short term and long term incentive compensation plans provide that the Committee, in its sole discretion, has the authority to require deferral of payment of all or a portion of awards under any such plan if the Committee determines that KeyCorp would be denied a deduction for federal income tax purposes for such award or the portion thereof.

     Mr. Gillespie is subject to an employment agreement with KeyCorp (see pages 20-22 of this Proxy Statement).

     As of April 1998, the Committee established Mr. Gillespie's base salary at $990,000 per annum. In determining Mr. Gillespie's base salary, the Committee reviewed and took into consideration the base salaries paid to chief executive officers of peer companies, with the objective of having Mr. Gillespie's base salary at or near the median. As in the case of other senior executives, Mr. Gillespie is a participant in KeyCorp's long term incentive compensation plan. For the three year period 1996-1998, his award under the plan was $390,939. As described above (see page 27 of this Proxy Statement), the payout for the 1996-1998 three year cycle under the long term incentive compensation plan was mathematically determined based on the Corporation's average return on equity over the three year period. Under the annual incentive plan, Mr. Gillespie's target bonus for 1998 was $900,000. The Committee determined that $1,100,000 was the appropriate annual incentive for Mr. Gillespie for 1998. In establishing the annual incentive amount for Mr. Gillespie, the Committee considered (i) the annual incentive compensation paid to chief executive officers of peer companies over the last four most recent years, (ii) KeyCorp's 1998 performance which resulted in the target pool percentage under the annual incentive plan being fixed at 105% (see page 27 of this Proxy Statement), and
(iii) Mr. Gillespie's personal performance and leadership. The Committee took note of the acquisition of McDonald & Company Investments, Inc. The acquisition represented the achievement of a long term strategic goal of KeyCorp to have strong investment banking, brokerage and capital markets capabilities, and was a significant step towards fulfilling KeyCorp's objective of increasing noninterest income as a percentage of total revenues.

Compensation and Organization Committee
Board of Directors
KeyCorp
       Albert C. Bersticker
       Thomas A. Commes
       Kenneth M. Curtis
       Stephen R. Hardis (Chair)
       Douglas J. McGregor

              COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. Curtis is a senior member in the law firm of Curtis Thaxter Stevens Broder & Micoleau LLC, which firm did certain legal work for KeyCorp and its subsidiaries in 1998 and continues to perform legal work in 1999.

                        KEYCORP STOCK PRICE PERFORMANCE

     The following graph compares the stock price performance of KeyCorp's Common Shares (assuming reinvestment of dividends) with that of the Standard & Poor's 500 Index and the KBW 50 Index. The Standard & Poor's 500 Index is an index of 500 stocks designed to measure the performance of the broad domestic economy. The KBW 50 Index is an index of the stock of fifty banks of the United States, including all money-center and most major regional banks. KeyCorp's stock is included in the KBW 50 Index and in the Standard & Poor's 500 Index.

                  KEYCORP STOCK PERFORMANCE GRAPH* (1993-1998)

                                                         KEYCORP                     KBW 50                      S&P 500
                                                         -------                     ------                      -------
12/31/93                                                  $100                        $100                        $100
                                                          $102                        $ 98                        $ 96
6/30/94                                                   $109                        $106                        $ 97
                                                          $106                        $103                        $101
12/31/94                                                  $ 88                        $ 95                        $101
                                                          $100                        $108                        $111
6/30/95                                                   $113                        $123                        $122
                                                          $124                        $143                        $131
12/31/95                                                  $133                        $152                        $139
                                                          $143                        $168                        $147
6/30/96                                                   $145                        $169                        $153
                                                          $166                        $190                        $158
12/31/96                                                  $192                        $215                        $171
                                                          $187                        $225                        $176
6/30/97                                                   $215                        $258                        $207
                                                          $247                        $297                        $222
12/31/97                                                  $276                        $314                        $229
                                                          $297                        $350                        $260
6/30/98                                                   $282                        $351                        $269
                                                          $230                        $276                        $242
12/31/98                                                  $257                        $340                        $294

AVERAGE ANNUAL TOTAL RETURNS
   KEYCORP   21%
   KBW 50    28%
   S&P 500   24%

    * This stock price performance is not necessarily indicative of future price performance. The stock price performance in the graph above for the period prior to March 1, 1994 is for Society.

                    SHARE OWNERSHIP AND PHANTOM STOCK UNITS

     Five Percent Beneficial Ownership. KeyCorp has been advised that as of December 31, 1998, the following shareholder appeared to own more than 5% of the outstanding KeyCorp Common Shares:

                                                              AMOUNT AND NATURE     PERCENT OF
                                                                OF BENEFICIAL      COMMON SHARES
                      NAME AND ADDRESS                            OWNERSHIP         OUTSTANDING
                      ----------------                        -----------------    -------------
Capital Research and Management Company.....................     22,875,000             5.0%
333 South Hope Street
Los Angeles, CA 90071

     Beneficial Ownership of Common Shares and Investment in Phantom Stock Units. The following table lists current directors of and nominees for director of KeyCorp, the executive officers included in the Summary Compensation Table, and all directors, nominees, and executive officers of KeyCorp as a group. The table sets forth, as of January 15, 1999, certain information with respect to
(1) the amount and nature of beneficial ownership of KeyCorp Common Shares, (2) the number of phantom stock units, if any, and (3) total phantom stock units and beneficial ownership of KeyCorp Common Shares for such current directors, nominees for director, and executive officers.

                                                                                              TOTAL PHANTOM
                                     AMOUNT AND NATURE OF      PERCENT OF      PHANTOM       STOCK UNITS AND
                                     BENEFICIAL OWNERSHIP    COMMON SHARES      STOCK      BENEFICIAL OWNERSHIP
               NAME                  OF COMMON SHARES(1)     OUTSTANDING(5)    UNITS(6)      OF COMMON SHARES
               ----                  --------------------    --------------    --------    --------------------
Gary R. Allen......................         239,579(2)(3)                        8,768            248,347
Cecil D. Andrus....................          21,500(3)                               0             21,500
William G. Bares...................          38,300(3)                          15,171             53,471
Albert C. Bersticker...............          37,500(3)                           5,796             43,296
Edward P. Campbell.................           2,000(3)                               0              2,000
Dr. Carol A. Cartwright............           6,096(3)                               0              6,096
Thomas A. Commes...................          53,500(3)                               0             53,500
Kenneth M. Curtis..................          21,910(3)                               0             21,910
John C. Dimmer.....................         906,206(3)                               0            906,206
Robert W. Gillespie................       1,066,486(2)(3)                       99,440          1,165,926
Stephen R. Hardis..................          53,500(3)                          83,411            136,911
Henry S. Hemingway.................         191,166(3)(4)                            0            191,166
Charles R. Hogan...................         350,838(3)                               0            350,838
Douglas J. McGregor................          21,088(3)                           6,952             28,040
Henry L. Meyer III.................         615,974(2)(3)                       26,195            642,169
Steven A. Minter...................          37,058(3)                          20,344             57,402
M. Thomas Moore....................          37,500(3)                           9,478             46,978
Richard W. Pogue...................          60,500(3)                               0             60,500
Bill R. Sanford....................             500(3)                               0                500
K. Brent Somers....................         121,246(2)(3)                        4,946            126,192
Ronald B. Stafford.................          96,146(3)                               0             96,146
Thomas C. Stevens..................          71,239(2)(3)                        2,738             73,977
Dennis W. Sullivan.................          35,900(3)                          43,860             79,760
Peter G. Ten Eyck, II..............          80,218(3)                               0             80,218
All directors, nominees and
  executive officers as a group
  (33).............................       5,892,050(2)(3)                      377,625          6,269,675

---------------

(1) The above share ownership table and the following footnotes were adjusted to reflect the two-for-one stock split in KeyCorp Common Shares which was effected by a 100% stock dividend effective March 6, 1998.

(2) With respect to KeyCorp Common Shares beneficially held by these individuals or other executive officers under the KeyCorp 401(k) Savings Plan, the shares included are as of December 31, 1998.

(3) Includes options vested as of March 15, 1999. The directors, nominees, and executive officers listed above hold vested options as follows: Mr.
    Allen -- 162,896; Mr. Andrus -- 19,500; Mr. Bares -- 33,500; Mr.
    Bersticker -- 33,500; Mr. Campbell -- 0; Dr. Cartwright -- 5,500; Mr. Commes -- 33,500; Mr. Curtis -- 19,500; Mr. Dimmer -- 42,536; Mr.
    Gillespie -- 893,333; Mr. Hardis -- 33,500; Mr. Hemingway -- 51,572; Mr.
    Hogan -- 42,536; Mr. McGregor -- 19,500; Mr. Meyer -- 508,666; Mr.
    Minter -- 33,500; Mr. Moore -- 33,500; Mr. Pogue -- 29,500; Mr.
    Sanford -- 0; Mr. Somers -- 116,666; Mr. Stafford -- 84,104; Mr. Stevens -- 56,666; Mr. Sullivan -- 33,500; Mr. Ten Eyck -- 66,032; all directors, nominees, and executive officers as a group -- 3,578,197.

(4) Certain of these KeyCorp Common Shares are held in trusts over which Mr. Hemingway, as a co-trustee, has shared power to vote and dispose of such Common Shares.

(5) No director or executive officer beneficially owns more than 1% of the total of outstanding KeyCorp Common Shares plus options vested as of March 15, 1999.

(6) Investments in phantom stock units by directors are made pursuant to the KeyCorp Director Deferred Compensation Plan, whereby directors may defer payment of all or a portion of their directors fees in a Common Shares Account consisting of "phantom stock units." On a quarterly basis, the Common Shares Account is credited with an additional number of phantom stock units equal to the number of Common Shares that could be purchased at market value with the sum of the director's deferred fees for the quarter, plus the amount of quarterly dividends on the phantom stock units in the Common Shares Account during the quarter as if such phantom stock units were Common Shares. At the time of distribution from the Common Shares Account, an actual Common Share is issued for each phantom stock unit that is in the account.

    Investments in phantom stock units by KeyCorp executive officers are made pursuant to the KeyCorp Excess 401(k) Savings Plan (the "Supplemental Plan") and KeyCorp Deferred Compensation Plan (the "Deferred Plan"). Under both of those Plans, contributions to a participant's phantom stock account are treated if they were invested in KeyCorp Common Shares. At the time of distribution, an actual Common Share is issued for each phantom stock unit that is in the account.

    No Common Shares are issued in connection with the Director Deferred Compensation Plan, the Supplemental Plan or the Deferred Plan until the time of distribution from the account (i.e. these are unfunded plans with "phantom stock" units); accordingly, directors and executive officers participating in these Plans do not have any voting rights or investment power with respect to or on account of the phantom stock units until the time of distribution from the account, whereupon actual Common Shares are issued.

                    SHAREHOLDER PROPOSALS FOR THE YEAR 2000

     The deadline for shareholders to submit proposals to be considered for inclusion in the Proxy Statement for next year's Annual Meeting of Shareholders is December 10, 1999. This deadline applies to proposals submitted for inclusion in KeyCorp's Proxy Statement for the 2000 Annual Meeting under the provisions of Rule 14a-8 of the Exchange Act.

     In addition, proxies solicited by KeyCorp for the 2000 Annual Meeting will confer discretionary authority on the proxy holders to vote the proxy on proposals submitted by shareholders for consideration at the 2000 Annual Meeting unless (a) the shareholder proposal has been given in writing to the Secretary of KeyCorp, delivered to, or received at KeyCorp's principal executive offices not less than 60 nor more than 90 days prior to the Annual Meeting (KeyCorp intends to make a public disclosure of the date of the Annual Meeting at least 75 days prior to the Annual Meeting), (b) the shareholder submitting the proposal has complied with the additional requirements set forth in Article 1,
Section 7, of KeyCorp's Amended and Restated Regulations which require that any shareholder who submits a proposal shall deliver, together with the proposal, a brief written statement setting forth the reasons for the proposal, such shareholder's name and record address, the number and class of all shares of each class of stock of the Corporation beneficially owned by the shareholder, and any material interest the shareholder may have in the proposal and (c) the shareholder has also complied with the further requirements regarding the proposal under Rule 14a-4(c)(2)(i) through (iii) of the Exchange Act. The date of the 2000 Annual Meeting of Shareholders has not yet been established by KeyCorp's Board of Directors, but it is tentatively scheduled for May 18, 2000. If that tentative date is, in fact, fixed by the Board of Directors as the Annual Meeting date, a proposal under (a) above must be received at KeyCorp's principal executive offices not later than March 13, 2000 and not earlier than February 11, 2000.

                                    GENERAL

     The Board of Directors knows of no other matters which will be presented at the meeting. However, if other matters properly come before the meeting or any adjournment, the person or persons voting the proxy cards will vote them in accordance with their best judgment on such matters.

     Certain rules promulgated by the Securities and Exchange Commission governing proxy disclosure specify the circumstances under which KeyCorp is required to include in its proxy statement a shareholder proposal, including the requirement for timely submission of the proposal to KeyCorp by the shareholder. If a shareholder desires to bring a proposal before the Annual Meeting of Shareholders which has not been included in KeyCorp's proxy statement, the shareholder must strictly comply with the applicable notice and procedural requirements set forth in KeyCorp's Regulations. A copy of the Regulations is available to any shareholder, without charge, upon request to the Secretary of KeyCorp. Pursuant to KeyCorp's Regulations, a shareholder must notify KeyCorp not less than 60 nor more than 90 days prior to the meeting of any business the shareholder proposes to bring before the meeting for a shareholder vote. These provisions of the Regulations govern proper submission of items to be put to a shareholder vote and do not preclude discussion by any shareholder of any business properly brought before the meeting.

     Shareholders may only nominate a person for election as a director of KeyCorp at a meeting of shareholders if the nominating shareholder has strictly complied with the applicable notice and procedural requirements set forth in KeyCorp's Regulations, including, without limitation, timely providing to the Secretary of KeyCorp the requisite notice (not less than 60 nor more than 90 days prior to the meeting) of the proposed nominee(s) containing all the information specified by the Regulations. KeyCorp will provide to any shareholder, without charge, a copy of the applicable procedures governing nomination of directors set forth in KeyCorp's Regulations upon request to the Secretary of KeyCorp.

     KeyCorp will bear the expense of preparing, printing, and mailing this Proxy Statement. In addition to solicitation by mail, officers and regular employees of KeyCorp and its subsidiaries may solicit the return of proxies. KeyCorp has engaged the services of Georgeson & Company Inc. to assist in the solicitation of proxies at an anticipated cost of $30,000 plus expenses. KeyCorp will request brokers, banks, and other custodians, nominees, and fiduciaries to send proxy material to beneficial owners and will, upon request, reimburse them for their expense in so doing.

     You are urged to complete, date, sign, and return your proxy card promptly in order to make certain your shares are voted at the meeting. KeyCorp Common Shares represented by properly executed proxy cards will be voted in accordance with any specification made thereon and, if no specification is made, will be voted for the election as directors of the nominees named herein (Issue One of this Proxy Statement), against the shareholder proposal (Issue Two of this Proxy Statement), and in favor of ratifying the appointment of Ernst & Young LLP as independent auditors for the fiscal year ending December 31, 1999 (Issue Three of this Proxy Statement). Abstentions and, unless a broker's authority to vote on a particular matter is limited, broker non-votes are counted in determining the votes present at a meeting. A broker's authority to vote on Issue Two is limited but is not limited as to Issues One and Three. As to Issue Three, a broker non-vote has the same effect as a vote against the proposal and as to Issue Two a broker non-vote is treated as not being present. As to Issues Two and Three, an abstention has the same effect as a vote against the proposal. You may revoke your proxy by a later proxy received by, or by giving notice to, KeyCorp, or in open meeting, without affecting any vote previously taken. However, your mere presence at the meeting will not operate to revoke your proxy.

                                        KEYCORP LOGO
                   PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                       KEYCORP FOR THE ANNUAL MEETING ON MAY 20, 1999

             The undersigned hereby constitutes and appoints Robert W. Gillespie, Henry L. Meyer III, and Thomas C. Stevens, and each of them, his/her true and lawful agents and proxies with full power of substitution in each to represent the undersigned at the Annual Meeting of Shareholders of KeyCorp to be held on May 20, 1999, and at any adjournments or postponements thereof, on all matters properly coming before said meeting.

                      1. Election of Directors: The nominees of the Board of        (change of address)
                         Directors to the class whose term of office will expire    ------------------------------------
                         in 2002 are:
                                                                                    ------------------------------------

                         Albert C. Bersticker, Edward P. Campbell, Kenneth M.       ------------------------------------
                         Curtis, Charles R. Hogan, Bill R. Sanford, Dennis W.
                         Sullivan                                                   ------------------------------------
                                                                                    (If you have written in the above
                      2. Shareholder proposal requesting necessary steps to cause   space, please mark the corresponding
                         the annual election of all directors.                      box on the reverse side of this
                                                                                    card.)
                      3. Proposal to ratify the appointment of Ernst & Young LLP as independent auditors for the fiscal year ending
                         December 31, 1999.



             YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. YOUR SHARES CANNOT BE VOTED UNLESS YOU SIGN AND RETURN THIS CARD.

                                                                SEE REVERSE
                                                                   SIDE

 ................................................................................

                                  DETACH CARD

                                    KEYCORP
   PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. LOGO

                                                    FOR    WITHHELD  FOR ALL
                                                    ALL      ALL     EXCEPT:
1. Election of Directors --                         [ ]     [ ]      [ ]
 (See reverse)


--------------------------------------------
 Nominee exception

                                                    FOR    AGAINST   ABSTAIN
2. Shareholder proposal requesting                  [ ]     [ ]      [ ]
necessary steps to cause the annual
election of all directors.

3. Ratification of appointment of                   [ ]     [ ]      [ ]
independent auditors.

Address Change Requested                            [ ]



                                     Date:                                , 1999
                                          --------------------------------

                                     -------------------------------------------

                                     -------------------------------------------
                                     Signature(s)

                              NOTE: Please sign exactly as name appears hereon.
                                    Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.
                              This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR the election of the nominees listed on the reverse, AGAINST Issue 2 and FOR Issue 3. In accordance with their judgment, the proxies are authorized to vote upon any other matters that may properly come before the meeting. The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof.

THE BOARD OF DIRECTORS RECOMMENDS A
VOTE AGAINST ISSUE 2 AND FOR ISSUE 3.

 ................................................................................
                              FOLD AND DETACH HERE

 PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY FORM PROMPTLY USING THE ENCLOSED
                                   ENVELOPE.